Exhibit (p)(31)

CODE OF ETHICS

Applicable to:

Eaton Vance Corp.

Eaton Vance Management

Boston Management and Research

Eaton Vance Investment Counsel

Eaton Vance Advisers International Ltd.

Eaton Vance Management (International) Limited

Eaton Vance Advisers (Ireland) Limited

Eaton Vance Australia Pty. Ltd.

Eaton Vance Management Canada Ltd.

Eaton Vance Management International (Asia) Pte. Ltd.

Eaton Vance Trust Company

Eaton Vance Distributors, Inc.

(each of the foregoing entities,

an “Eaton Vance Entity”

and collectively “the Eaton Vance Entities”)

and

Eaton Vance Funds

Eaton Vance Unit Investment Trusts

Effective: September 1, 2000

 (as revised February 19, 2016)

TABLE OF CONTENTS

Table of Contents1

Overview

Part I.	Standards of Business Conduct	5

Part II.	Policy on Personal Securities Transactions	7

General Provisions		24

Appendix 1.	Procedures for Policy on Personal Securities Transactions

Appendix 2.	Eaton Vance Funds Policies and Procedures in Prevention of Insider Trading

Appendix 3.	Eaton Vance Policies and Procedures in Prevention of Insider Trading

1 The policies and procedures attached to this Code of Ethics as Appendices provide additional guidance on certain topics addressed in the Code but are not a part of the Code.

OVERVIEW2

Applicability

Eaton Vance Personnel. You are subject to this Code of Ethics if you are an employee, officer, director, consultant or intern of any Eaton Vance Entity.

Eaton Vance Funds3 Managed or Distributed by an Eaton Vance Entity. You are subject to this Code of Ethics if you are an “access person” (as defined in Part II below) of a Fund (as defined in Part II below) for which an Eaton Vance Entity provides day-to-day investment management or acts as principal distributor.

Eaton Vance Funds Managed by Advisers and Sub-Advisers Other Than Eaton Vance Entities. If you are an “access person” (as defined in Part II below) of a Fund (as defined in Part II below) and employed by an adviser or sub-adviser that provides the Fund with day-to-day investment management and that is not an Eaton Vance Entity (“unaffiliated adviser”), you are not subject to this Code provided that:

●	you are subject to a code of ethics adopted by the unaffiliated adviser that the Fund’s Chief Compliance Officer has determined meets all the requirements of and complies with Rule 17j-1 under the Investment Company Act of 1940, as amended (“Rule 17j-1”), and Rule 204A-1 under the Investment Advisers Act of 1940, as amended; and

●	the Fund Board has approved the unaffiliated adviser’s code of ethics pursuant to and in compliance with Rule 17j-1.

Material exceptions to any such unaffiliated adviser’s Code as applied to a Fund access person are required to be reported to the Fund Chief Compliance Officer promptly.

Independent Trustees of Eaton Vance Funds. Independent Fund Trustees (as defined in Part II) are access persons of the Funds. If you are an Independent Fund Trustee, you are subject to the “Overview - Governing Principles” and “General Provisions” sections of the Code and your obligations under the “Policy on Personal Securities Transactions” section of the Code are set forth in Part II, Section D.

Governing Principles

Independent Trustees of Eaton Vance Funds. If you are subject to this Code as an access person of the Fund, you have a duty at all times to place the interests of the Fund first. You are required to conduct all your personal securities transactions consistent with the letter and spirit of this Code and in such a manner as to avoid any actual or potential conflicts of interest or any abuse of your position of trust and responsibility with respect to the Funds. You are expected not only to follow the specific rules, but also the spirit of the Code.

2 Capitalized terms used in this Overview have the meanings assigned to them in Part II of the Code.

3 For the ease of reference, the Board of Trustees or Board of Directors of an Eaton Vance Fund is referred to collectively herein as the Board of Trustees and Trustees and Directors are referred to collectively herein as Trustees.

In that connection, you may not engage in any activities which directly or indirectly:

●	defrauds a Fund;

●	misleads a Fund, including statements that omit material facts;

●	operates or would operate as a fraud or deceit on a Fund;

●	functions as a manipulative practice with respect to a Fund; or

●	functions as a manipulative practice with respect to a security.

Eaton Vance Personnel and Eaton Vance Funds Managed or Distributed by an Eaton Vance Entity. If you are subject to this Code as an employee, officer, director, consultant or intern of any Eaton Vance Entity you have the same duties outlined above with respect to the Fund as well as to all other Clients (as defined in part II below).

PART I

STANDARDS OF BUSINESS CONDUCT

If you are subject to this Code:

You are expected to comply with the following standards of business conduct:

•	you must comply with all applicable laws and regulations including the federal securities laws;
•	you must comply with the fiduciary obligations outlined below; and
•	you must comply with this Code of Ethics.

You have a duty to promptly report any violation or apparent violation of the Code of Ethics to the Chief Compliance Officer. This duty exists whether the violation or apparent violation is yours or that of another person subject to this Code. Retaliation against individuals who report violations or apparent violations of the Code in good faith is not permitted. Violators of the Code are subject to sanctions.

Fiduciary Obligations

You have a duty to act in utmost good faith with respect to each Client (as defined in Part II below), and to provide full and fair disclosure of all material facts, particularly where the interests of the Company (as defined in Part II below) may be in conflict with those of a Client. The Company has a duty to deal fairly and act in the best interests of its Clients at all times. The following fiduciary principles govern your activities and the interpretation/administration of these rules:

•	The interests of Clients must be placed first at all times.
•	All your personal trading transactions must be conducted consistent with the rules contained in Part I and Part II of this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility.
•	You should never use your position with the Company, or information acquired during your employment, in your personal trading in a manner that may create a conflict – or the appearance of a conflict – between your personal interests and the interest of the Company or its Clients. If such a conflict or potential conflict arises, you must report it immediately to the Chief Compliance Officer.

In connection with providing investment management services to Clients, this includes prohibiting any activity which directly or indirectly:

•	defrauds a Client in any manner;
•	misleads a Client, including any statement that omits material facts;
•	operates or would operate as a fraud or deceit on a Client;
•	functions as a manipulative practice with respect to a Client; and
•	functions as a manipulative practice with respect to securities.

These rules do not identify all possible conflicts of interest, and literal compliance with each of the specific provisions of Part I and Part II of the Code of Ethics will not shield you from liability for personal trading or other conduct that is designed to circumvent its restrictions or violates a fiduciary duty to Clients.

Additional Standards of Business Conduct

If you are an employee, officer, director, consultant or intern of any Eaton Vance Entity listed on the cover page of this Code of Ethics, you are also subject to the Eaton Vance Corp. Code of Business Conduct and Ethics. Any violation of the Eaton Vance Corp. Code of Business Conduct and Ethics may also be deemed a violation of this Code of Ethics.

PART II

POLICY ON

PERSONAL SECURITIES TRANSACTIONS

DEFINITIONS

Company refers to each Fund and EV UIT (as defined below), and each of Eaton Vance Corp. (EVC), Eaton Vance Management (EVM), Boston Management and Research (BMR), Eaton Vance Investment Counsel (EVIC), Eaton Vance Advisers International Ltd. (EVAL), Eaton Vance Management (International) Limited (EVMI), Eaton Vance Advisers (Ireland) Limited (EVAI), Eaton Vance Australia Pty. Ltd. (EV Australia), Eaton Vance Management Canada Ltd. (EVMC), Eaton Vance Management International (Asia) Pte. Ltd. (EVMIA), Eaton Vance Trust Company (EVTC) and Eaton Vance Distributors, Inc. (EVD).

Eaton Vance Entity means any of EVC, EVM, BMR, EVIC, EVAL, EVMI, EVAI, EV Australia, EVMC, EVMIA, EVTC and EVD; and together they are the Eaton Vance Entities.

Fund is each Fund that is an investment company registered under the Investment Company Act of 1940 in the Eaton Vance Fund complex. The Funds in the Eaton Vance Fund complex are either open-end funds, including open-end exchange traded managed funds (referred to as “NextShares”), or closed-end funds. EV UITs (as defined below) are not Funds in the Eaton Vance Fund complex.

Sub-advised Fund is each investment company registered under the Investment Company Act of 1940 for which EVM or BMR acts as the investment sub-adviser.

EV UIT is each investment company registered as a unit investment trust under the Investment Company Act of 1940 that is sponsored by EVD.

Client is (1) any person or entity, including a Fund or a Sub-advised Fund, for which an Eaton Vance Entity provides investment advisory services and (2) any EV UIT.

Access Person is each of the following:

(1)	a director, trustee, or officer of (i) a Fund to whom this Code is applicable as described in the Overview above, (ii) an EV UIT, (iii) EVM, (iv) BMR, (v) EVAL, (vi) EVMI or (v) EVIC;

(2)

an employee, consultant, or intern of (i) a Fund to whom this Code is applicable as described in the Overview above, (iii) an EV UIT, or (iii) any Eaton Vance Entity who, in connection with his or her regular functions or duties, makes, participates in, obtains or has access to nonpublic information regarding the purchase or sale of Securities by a Client, or whose functions relate to the making of any recommendations with respect to the purchases or sales (including a portfolio manager, investment counselor, investment analyst[4], member of a trading department, most administrative personnel in EVIC and each investment department, and certain members of the investment operations department, separately managed account operations department, information technology department, legal department and fund administration department) or who, in connection with his or her regular functions has access to nonpublic information regarding such recommendations (including certain members of the fund administration department and information technology department);

(3)	an employee, consultant, or intern of (i) a Fund to whom this Code is applicable as described in the Overview above or (ii) any of EVC, EVM, BMR, EVIC, EVAL or EVMI who, in connection with his or her regular functions or duties, has access to nonpublic information regarding portfolio holdings of a Fund or Sub-advised Fund (including a portfolio manager, investment analyst, member of a trading department, most administrative personnel in each investment department, and certain members of the investment operations department, separately managed account operations department, information technology department, brand marketing department, media relations department, legal department and fund administration department);

(4)	a natural person in a Control relationship to (i) a Fund to whom this Code is applicable as described in the Overview above, (ii) an EV UIT or (iii) of EVC, EVM, BMR, EVIC, EVAL or EVMI who obtains nonpublic information concerning recommendations made to the Client with regard to the purchase or sale of Securities by the Client;

(5)	a Reporting Person; and

(6)	a director, officer or employee of EVD who is not a Reporting Person but who, in the ordinary course of business, makes, participates in, obtains or, in EVD’s judgment, is able to obtain nonpublic information regarding, the purchase or sale of Securities by a Fund or an EV UIT, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to a Fund or EV UIT regarding the purchase or sale of Securities.

Investment Professional is each of the following:

(1)	an employee of (i) a Fund to whom this Code is applicable as described in the Overview above, (ii) an EV UIT, (iii) a Sub-advised Fund or (iii) any of Eaton Vance Entity who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by the Client (including a portfolio manager, an investment counselor, and an investment analyst); and

4 As used in this Policy on Personal Securities Transactions, the term “investment analyst” includes any person that performs financial and/or quantitative analysis of securities that results in a recommendation to a portfolio manager or investment counselor regarding an investment in such securities.

(2)	a natural person who Controls (i) a Fund to whom this Code is applicable as described in the Overview above, (iii) an EV UIT or (iii) any of EVM, BMR, EVMI or EVAL and who obtains information concerning recommendations made to the Client with regard to the purchase or sale of Securities by the Client.

Every Investment Professional is also an Access Person.

Reporting Person is each employee of EVD or EVM who is a registered representative or registered principal of EVD.

Independent Fund Trustee is a trustee or director of a Fund who is not an “interested person” of the Fund (as determined under the Investment Company Act of 1940).

Immediate Family of any person includes his or her spouse, children, and relatives living in his or her principal residence.

Designated Broker is any one of the following broker-dealer firms:

1.	Charles Schwab;
2.	E*Trade;
3.	Fidelity;
4.	Folio Investing;
5.	Merrill Lynch;
6.	Morgan Stanley Smith Barney;
7.	TD Ameritrade;
8.	UBS;
9.	Wells Fargo;
10.	Hargreaves Lansdown (for international Access Persons only); or
11.	Killik & Co. (for international Access Persons only).

Securities means anything that is considered a “security” under the Investment Company Act of 1940, including most kinds of investment instruments, including:

1.	stocks and bonds;
2.	shares of exchange traded funds (commonly referred to as ETFs);
3.	shares of closed-end investment companies, including shares of Eaton Vance closed-end Funds;
4.	options on securities, on indexes and on currencies;
5.	investments in all kinds of limited partnerships;
6.	investments in unit investment trusts, including EV UITs;
7.	investments in private investment funds, hedge funds, private equity funds, venture capital funds and investment clubs;
8.	units or shares of U.K.-authorized unit trusts (commonly referred to as AUTs) and open-ended investment companies (commonly referred to as OEICs) that are governed by the U.K Financial Services and Market Act 2000 and subject to regulation by the Financial Services Authority (or any successor); and
9.	investments in other non-U.S. unit trusts and non-U.S. mutual funds.

The term “Securities” does not include:

a.	direct obligations of the U.S. Government;
b.	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements;
c.	shares of open-end investment companies that are registered under the Investment Company Act of 1940 (mutual funds and exchange-traded managed funds), other than shares of Funds or Sub-advised Funds; and
d.	premium bonds, indexed-linked savings certificates, fixed income savings certificates, guaranteed equity bonds, capital bonds, children’s bonus bonds, fixed rate savings bonds, income bonds and pensioner’s guaranteed income bonds issued and sold directly to the public through the National Savings and Investments agency of the United Kingdom’s Chancellor of the Exchequer.

Shares of Funds and Sub-advised Funds that are not money market funds are Securities for the purposes of this Policy.

Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934. As used in this Policy, the term “Initial Public Offering” shall also mean a one time offering of stock to the public by the issuer of such stock which is not an initial public offering.

Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(5) or pursuant to rule 504, rule 505 or rule 506 under the Securities Act of 1933. A Limited Offering thus includes an offering commonly referred to as a private placement, as well as a non-public offering in limited amounts available only to certain investors. A Limited Offering includes any offer to you to purchase any Securities, whether stock, debt securities, or partnership interests, from any entity, unless those Securities are registered under the Securities Act of 1933 (that is, are publicly offered/publicly traded Securities).

Large Cap Issuer is an issuer of Securities with an equity market capitalization of more than $3 billion.

Beneficial Interest with respect to Securities or a Securities account generally means an interest where you or a member of your Immediate Family, directly or indirectly, (i) have investment discretion or the ability (including joint ability or discretion) to purchase or sell Securities or direct the disposition of Securities; (ii) have voting power over Securities, or the right to direct the voting of Securities; or (iii) have a direct or indirect financial interest in Securities (or other benefit substantially equivalent to ownership of Securities). For purposes of this Policy, “beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 for purposes of reporting beneficial ownership under Section 16 of the 1934 Act, as amended.

Control means with respect to (1) an entity, the power to exercise a controlling influence over the management or policies of the entity, unless such power is solely the result of an official position with such entity, (2) an account, having investment discretion over the account and (3) an issuer (including a Fund, a Sub-advised Fund or an EV UIT), a Beneficial Interest in more than 25% of the voting securities of the issuer.

Chief Legal Officer, Chief Compliance Officer, Treasurer, Compliance Manager, Senior Compliance Administrator, Compliance Attorney, Investment Compliance Officer and Treasury Manager mean the persons identified as such in the Procedures. Questions or comments regarding the Code may be emailed to codeofethics@eatonvance.com.

Procedures means the Procedures for Policy on Personal Securities Transactions attached to this Code as Appendix 1.

A. Applicability of the Policy

1. Who is Covered. One or more parts of this Policy apply to Company officers, employees, consultants and interns. Certain parts apply only to Access Persons, Independent Fund Trustees, Investment Professionals, or Reporting Persons. The Company will notify you if you are in one of these categories.

This Policy covers not only your personal Securities transactions, but also those of your Immediate Family (your spouse, children, and relatives living in your principal residence).

2. What Accounts are Covered. Unless the Compliance Manager or Compliance Attorney determines otherwise based on your specific facts and circumstances, this Policy applies to Securities holdings and transactions: (i) in all accounts in which you or members of your Immediate Family have a direct or indirect Beneficial Interest; and/or (ii) in all accounts that are directly or indirectly under your Control or the Control of a member of your Immediate Family.5

Accounts that are normally covered by this Policy include accounts that are:

(1)	in your name;
(2)	in the name of a member of your Immediate Family;
(3)	of a partnership in which you or a member of your Immediate Family have a Beneficial Interest, or are a partner with direct or indirect investment discretion;
(4)	a trust of which you or a member of your Immediate Family are a beneficiary and/or a trustee with direct or indirect investment discretion (on a sole or joint basis);
(5)	of a closely held corporation, limited liability company or similar legal entity in which you or a member of your Immediate Family are a Controlling shareholder and have direct or indirect investment discretion over Securities held by such entity; and
(6)	an account or trust holding Securities where you have sole or shared investment discretion, or are otherwise deemed to Control.

5 Please note that any Securities accounts managed by EVIC in which an Access Person or the Immediate Family of an Access Person has a direct or indirect Beneficial Interest are subject to this Policy. Securities transactions in such accounts must be pre-cleared.

3. When You Must Use a Designated Broker. All Securities accounts of (a) Reporting Persons or Access Persons (other than Access Persons who are Independent Fund Trustees) must be maintained with one or more Designated Brokers, unless the account:

(1)	holds only shares of EVC Securities that are publicly traded and is held with Computershare;
(2)	includes only shares of Funds and Sub-advised Funds and is held with such Fund’s transfer agent;
(3)	includes only shares of Funds purchased through the Company’s retirement plans;
(4)	is a retirement account you established through a prior employer, or as part of a DRIP or ESOP investment program;
(5)	includes only units or shares of an AUT or OEIC for which forward prices are available and no Eaton Vance Entity acts as investment adviser; or
(6)	is subject to a code of ethics or similar policy applicable to a member of your Immediate Family requiring an account be held at an entity other than a Designated Broker.

Persons who become Reporting Persons or Access Persons must initiate movement of existing accounts to one or more Designated Brokers within thirty (30) calendar days of the Company notifying them of their status as a Reporting Person or Access Person.6

B. Rules Applicable to All Employees7

If you are a Company officer, employee, consultant or intern, you are subject to the following rules.

1. Pre-clearance: EVC Securities. You must pre-clear all purchases, sales or other transactions involving EVC Securities that are publicly traded with the Treasurer or Treasury Manager, except that you do not have to pre-clear (1) purchases pursuant to the EVC Employee Stock Purchase Plan or to the exercise of any EVC stock option agreement, (2) bona fide gifts of such EVC Securities that you receive, or (3) automatic,

6 You may maintain an existing account you opened with a broker, dealer or bank that is not a Designated Broker if:

(a)	(1) you were an Access Person prior to October 1, 2008 and (2) the account was established with such broker, dealer or bank prior to October 1, 2008;
(b)	(1) you became an Access Person on October 1, 2009, (2) immediately prior to becoming an Access Person you were a Reporting Person, and (3) the account was established with such broker, dealer or bank prior to October 1, 2009;
(c)	(1) you were an Access Person of EVAL and/or EVMI on August 3, 2015 and (2) the account was established with such broker, dealer or bank prior to August 3, 2015.

7 Reminder: When this Policy refers to “you” or your transactions, it includes your Immediate Family and accounts in which you or they have a direct or indirect Beneficial Interest. See section A, “Applicability of the Policy,” above. The procedure for obtaining pre-clearance is explained in the Procedures.

non-voluntary transactions involving such EVC Securities, such as stock dividends, stock splits, or automatic dividend reinvestments, or certain non-voluntary transactions initiated by a broker, dealer or bank with respect to such EVC Securities deposited in a margin account. NOTE: The purchase or sale of publicly traded options on Eaton Vance Securities is prohibited.

There are times when transactions in EVC Securities are routinely prohibited, such as prior to releases of earnings information. Normally you will be notified of these blackout periods.

2. Pre-clearance: Eaton Vance Closed-End Funds. You must pre-clear all purchases and sales of shares of Eaton Vance closed-end Funds. You may obtain a list of all of Eaton Vance closed-end Funds at http://funds.eatonvance.com/All-Closed-end-funds.php.

3. Reporting Requirements. You must ensure that the broker-dealer you use sends to the Senior Compliance Administrator copies of confirmations of all purchases and sales of EVC Securities that are publicly traded and shares of Eaton Vance closed-end Funds that you were required to pre-clear. If you are an Access Person required to file reports of personal Securities transactions, these purchases and sales must be included in your reports.

4. Prohibited Transactions. You are prohibited from purchasing or selling any security, either personally or for any Client, while you are in the possession of material, non-public information concerning the Security or its issuer. Please read Appendix 3 to the Code of Ethics, Eaton Vance Policies and Procedures in Prevention of Insider Trading.

5. Transactions in Shares of Funds and Sub-advised Funds and Units of EV UITs. You must comply with all prospectus restrictions and limitations on purchases, sales or exchanges of Fund or Sub-advised Fund shares or EV UIT units when you purchase, sell or exchange such shares or units.

C. Rules Applicable to Access Persons8

If you are an Access Person, you are subject to the following rules, in addition to the “Rules Applicable to All Employees” in section B above, provided that Access Persons who are Independent Fund Trustees are only subject to the Access Person rules in section D of this Part II.

1. Pre-Clearance: All Securities. You must pre-clear all purchases and sales of Securities, except that you do not have to pre-clear:

8 Reminder: When this Policy refers to “you” or your transactions, it includes your Immediate Family and accounts in which you or they have a direct or indirect Beneficial Interest, and over which you or they exercise direct or indirect influence or Control. See section A, “Applicability of the Policy,” above and check the definition of “Securities” and of other capitalized terms in the “Definitions” section above.

(1)	unless you are a trader in the equity department[9], a purchase of equity Securities of a Large Cap Issuer (with a market capitalization of more than $3 billion), if the value of such purchase, together with the value all of your purchases of equity Securities of that Large Cap Issuer in the previous six (6) calendar days, would not exceed $50,000;
(2)	unless you are a trader in the equity department[10], a sale of equity Securities of a Large Cap Issuer, if the value of such sale, together with the value all of your sales of equity Securities of that Large Cap Issuer in the previous six (6) calendar days, would not exceed $50,000;
(3)	a purchase of investment grade, non-convertible debt Securities, if the value of such purchase, together with the value all of your purchases of investment grade, non-convertible debt Securities of the same issuer in the previous six (6) calendar days, would not exceed $50,000;
(4)	a sale of investment grade, non-convertible debt Securities, if the value of such sale, together with the value all of your sales of investment grade, non-convertible debt Securities of the same issuer in the previous six (6) calendar days, would not exceed $50,000;
(5)	a purchase of any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, if the value of such purchase together with the notional value of all such purchases with respect to a given currency in the previous six (6) calendar days would not exceed $50,000;
(6)	a sale of any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, if the value of such sale together with the notional value of all such sales with respect to a given currency in the previous six (6) calendar days would not exceed $50,000;
(7)	a purchase (including through an exchange) of Securities of a Fund or a Sub-advised Fund unless it is a closed-end Fund;
(8)	a redemption (including through an exchange) of Securities of a Fund or a Sub-advised Fund unless it is a closed-end Fund;
(9)	a purchase of units or shares of an AUT or OEIC, provided that the Access Person receives a forward price for such purchase of the units or shares and no Eaton Vance Entity acts as investment adviser to the AUT or OEIC;
(10)	a redemption of units or shares of an AUT or OEIC, provided that the Access Person receives a forward price for such redemption of the units or shares and no Eaton Vance Entity acts as investment adviser to the AUT or OEIC;

9 Traders in the equity department must pre-clear each purchase and sale of equity Securities of a Large Cap Issuer, even if the value of such purchase or sale, together with the value all of his or her other purchases or sales, respectively, of equity Securities of that Large Cap Issuer in the previous six (6) calendar days, would not exceed $50,000.

10 Traders in the equity department must pre-clear each purchase and sale of equity Securities of a Large Cap Issuer, even if the value of such purchase or sale, together with the value all of his or her other purchases or sales, respectively, of equity Securities of that Large Cap Issuer in the previous six (6) calendar days, would not exceed $50,000.

(11)	an automatic, non-voluntary transaction, such as a stock dividend, stock split, spin-off, or automatic dividend reinvestment, or the termination of a unit investment trust (including an EV UIT); or
(12)	a transaction pursuant to a mandatory tender offer or bond call that is applicable pro rata to all stockholders or bond holders, respectively.

The exemptions from pre-clearance in clauses (1) through (6) above do not apply to trading in any Security that is placed on a restricted list pursuant to the Eaton Vance Policies and Procedures in Prevention of Insider Trading. Further, the Chief Compliance Officer may suspend your ability to rely on the exemptions from pre-clearance in clauses (1) through (10) if he or she concludes that you have engaged in excessive personal trading or that pre-clearance by you is otherwise warranted.

You are responsible for determining if an issuer is a Large Cap Issuer; you may consult an appropriate Internet website for this purpose, such as Yahoo: Finance. Remember that you must always pre-clear all transactions (i.e. purchases, sales and gifts) in EVC Securities that are publicly traded and shares of a Fund that is an Eaton Vance closed-end Fund even if EVC or the Fund, as applicable, is a Large Cap Issuer. See section B.1, “Pre-Clearance: EVC Securities” and section B.2, “Pre-Clearance: Eaton Vance Closed-End Funds” above. Investment Professionals have additional pre-clearance obligations. See section F, “Additional Rules Applicable to Investment Professionals and Certain Other Persons,” below.

You will not receive pre-clearance of a transaction for any Security at a time when the Chief Compliance Officer or Chief Legal Officer believes circumstances warrant prohibiting a transaction in a particular Security. This may include when there is a pending buy or sell order for the same Security for a client. Remember that the term “Security” is broadly defined. For example, an option on a Security is itself a Security, and the purchase, sale and exercise of the option is subject to pre-clearance. A pre-clearance approval normally is valid only during the day on which it is given. Pre-clearance procedures are set forth in the Procedures.

2. Holding Period: Eaton Vance Closed-End Funds. Pursuant to federal securities laws, trustees, directors and officers of closed-end Funds, and certain Access Persons involved in managing such Funds may not benefit from purchasing and selling, or selling and purchasing, shares of these Funds within six (6) months or each other, and must file SEC Forms 4 regarding their transactions in shares of these funds. If you are in this category, the Senior Compliance Administrator will notify you and assist you in filing these Forms, and you will not receive pre-clearance for any purchase or sale that would violate the six-month restriction. Therefore, if you are in this category, you should expect to hold the shares you purchase for at least six (6) months.

3. Prohibited and Restricted Transactions. The following transactions are either prohibited without prior approval, or are discouraged, as indicated. The procedures for obtaining approval are in the Procedures.

a. Initial Public Offering of an EV UIT. From the time that the final investment portfolio to be disclosed in the registration statement of an EV UIT (referred to as the Final Investment Portfolio) is disseminated internally to personnel of EVD (and its affiliates) by the Director of UIT Product Development or his designee in connection with the Initial Public Offering of that EV UIT (referred to as the Dissemination Date) until the first (1st) day of the Initial Public Offering period of that EV UIT, no Access Person may purchase or sell any Security in the Final Investment Portfolio in his or her personal Securities account.

b. Initial Public Offerings. You may not purchase or otherwise acquire any Security in an Initial Public Offering. You may apply to the Chief Compliance Officer and the Investment Compliance Officer for prior written approval to purchase or acquire a Security in an Initial Public Offering, but approval will be granted only in rare cases that involve extraordinary circumstances. Accordingly, the Company discourages such applications. You might be given approval to purchase a Security in an Initial Public Offering, for example, pursuant to the exercise of rights you have as an existing bank depositor or insurance policyholder to acquire the Security in connection with the bank’s conversion from mutual or cooperative form to stock form, or the insurance company’s conversion from mutual to stock form.

c. Limited Offerings. You may not purchase or otherwise acquire any Security in a Limited Offering, except with the prior approval from the Chief Compliance Officer and the Investment Compliance Officer. (Remember that a Limited Offering, as defined, includes virtually any Security that is not a publicly traded/listed Security.) Such approval will only be granted where you establish that there is no conflict or appearance of conflict with any Client or other possible impropriety (such as where the Security in the Limited Offering is appropriate for purchase by a Client, or when your participation in the Limited Offering is suggested by a person who has a business relationship with any Company or expects to establish such a relationship). Examples where approval might be granted, subject to the particular facts and circumstances, are a personal investment in a private fund or limited partnership in which you would have no involvement in making recommendations or decisions, or your investment in a closely held corporation or partnership started by a family member or friend.

d. Short Sales. You may not sell short any Security, except that you may (i) sell short a Security if you own at least the same amount of the Security you sell short (selling short “against the box”) and (ii) sell short U.S. Treasury futures and stock index futures based on the S&P 500 or other broad based stock indexes. All transactions entered into pursuant to clause (i) or (ii) above are subject to pre-clearance.

e. Naked Options. You may not engage in option transactions with respect to any Security, except that (i) you may purchase a put option or sell a call option on Securities that you own and, (ii) in order to close such a transaction, you may sell a put option or purchase a call option on Securities that you own. You may not engage in the purchase or sale of publicly-traded options on shares of EVC Securities. All transactions entered into pursuant to clause (i) or (ii) above are subject to pre-clearance.

f. Short-term Trading. You are strongly discouraged from engaging in excessive short-term trading of Securities. The purchase and sale, or sale and purchase, of the same or equivalent Securities within sixty (60) calendar days are generally regarded as short-term trading. Such transactions are subject to pre-clearance.

4. Prohibited Transactions:

a. Designated Issuers. If you are an Access Person who:

●	has been designated as a Limited Person under the Non-Public Information and Ethical Wall Policy (the “Ethical Wall Policy”) with respect to a Designated Issuer (as defined in the Ethical Wall Policy); or
●	has otherwise been permitted access to the investment portfolio records relating to a Designated Issuer pursuant to clauses (x) and (z) of section 2 of the Ethical Wall Policy,

you may not purchase or sell any Security issued by such Designated Issuer until the ethical wall concerning such Designated Issuer has been lifted in accordance with the Ethical Wall Policy.

b. Equity Department and EVIC. If you are an Access Person in the equity department or EVIC, you may not purchase or sell any Security until the seventh (7th) calendar day after any (a) Analyst Select Portfolio activity regarding that Security (whether an addition, increased position, deletion, decreased position, or rating change), (b) addition or deletion of such Security from the Counselors Focus Portfolio, or (c) change in the rating of that Security on Code Red (i) from a “strong buy”, “buy” or “neutral” to a “sell” or “strong sell”, (ii) from a “neutral”, “sell” or “strong sell” to a “buy” or “strong buy”, or (iii) an invalidation of the investment case, in each case to provide sufficient time for Client transactions in that Security before personal transactions in that Security. In addition, the Chief Compliance Officer may require other Access Persons with access to any of the Analyst Select Portfolio, Counselors Focus Portfolio, Equity Department research on Code Red or other investment department research to adhere to the restrictions in this paragraph upon written notice to such Access Person by the Chief Compliance Officer or his designee.

In addition, Access Persons that are traders in the equity department must pre-clear each purchase and sale of equity Securities of a Large Cap Issuer, even if the value of such purchase or sale, together with the value all of his or her other purchases or sales, respectively, of equity Securities of that Large Cap Issuer in the previous six (6) calendar days, would not exceed $50,000.

c. Investment Operations Department – Separately Managed Accounts. If you are an Access Person in the investment operations department, you may not purchase or sell any Security from the day of any communication or notice (verbal or written) of a pending program trade until the second (2nd) business day after execution of that pending program trade by all participating separately managed accounts.

d. Investment Operations Department – NextShares Basket Creation.11 If you are an Access Person (a) in the investment operations department who, in connection with your regular functions or duties, participates in the creation of the daily basket for any NextShares or (b) in the information technology department who, in connection with

11 NextShares issue and redeem shares in creation units. A NextShares issues or redeems a creation unit in return for a “basket” of Securities, other instruments or cash that the NextShares specifies each business day. The basket is not intended to be representative of the current holdings of the Nextshares and will be converted to or from the desired portfolio composition.

your regular functions or duties, has access to the systems used in the creation of the daily basket for any NextShares, you may not purchase or sell any Security that is bought or sold by a NextShares to convert a given day’s (the “Subject Date’s”) basket constituents to the desired portfolio composition until the second (2nd) business day following the Subject Date.

5. Investment Clubs. You may not be a member of an investment club that trades in and owns Securities in which members have an interest. Such an investment club is regarded by this Policy as your personal account, and it is usually impracticable for you to comply with the rules of this Policy, such as pre-clearance of transactions, with respect to that investment club. If you were a member of an investment club and a Company employee on September 1, 2000, you may either (i) resign from the club by January 31, 2001 or promptly upon becoming an Access Person, and until your resignation is effective you may not influence or Control the investment decisions of the club, or (ii) you may continue as a member, but only if the club is regarded as your personal account and you (and the club) meet all of the requirements of this Policy with respect to every securities transaction by the club, including pre-clearance, prohibited and restricted transaction, and reporting requirements.

6. Reporting Requirements12. You are required to provide the following reports of your Security holdings and transactions to the Senior Compliance Administrator. Please refer to the Procedures for reporting procedures and forms.

a. Initial Report of Holdings. Within ten (10) calendar days after you become an Access Person, you must submit to the Senior Compliance Administrator a report of your holdings of Securities, including the title, type, exchange ticker or CUSIP number (if applicable), number of shares and principal amount of each Security held as of a date not more than forty-five (45) calendar days before you became an Access Person. Your report must also include the name of any broker, dealer or bank with whom you maintain an account for trading or holding any type of securities, whether stocks, bonds, mutual funds, or other types and the date on which you submit the report to the Senior Compliance Administrator.

b. Annual Report of Holdings. After January 1 and before January 31st of each year, you must submit to the Senior Compliance Administrator a report of your holdings of Securities, current within forty-five (45) calendar days before the report is submitted, including the title, type, exchange ticker or CUSIP number (if applicable), number of shares and principal amount of each Security held. Your report must include the name of any broker, dealer or bank with whom you maintain an account for trading or holding any type of securities, whether stocks, bonds, mutual funds, or other types and the date on which you submit the report to the Senior Compliance Administrator.

c. Quarterly Transaction Report. Within thirty (30) calendar days after the end of each calendar quarter, you must submit to the Senior Compliance Administrator a report of your transactions in Securities during that quarter, including the date of the

12 Reminder: Your reports also relate to members of your Immediate Family and the accounts referred to under section A, “Applicability of the Policy,” above. Please review the definition of Securities in the “Definitions” section above.

transaction, the title, type, exchange ticker or CUSIP number (if applicable), the interest rate and maturity date (if applicable), and the number of shares and principal amount of each Security in the transaction, the nature of the transaction (whether a purchase, sale, or other type of acquisition or disposition, including a gift), the price of the Security at which the transaction was effected, and the name of the broker, dealer or bank with or through the transaction was effected. If you established an account with a broker, dealer or bank in which any Security was held during that quarter, (i) the broker, dealer or bank must be a Designated Broker and (ii) you must state the name of the broker, dealer or bank and the date you established the account on your report. The report must state the date on which you submit it to the Senior Compliance Administrator.

You do not have to submit a quarterly transaction report if (i) copies of all of your transaction confirmations and account statements are provided to the Senior Compliance Administrator for that quarter (see paragraph 7, “Confirmations of Transactions and Account Statements,” below), or (ii) all of the information required in such report is, on a current basis, already in the records of the Company (as, for example, in the case of transactions in EVC Securities through the EVC employee stock purchase plan or by the exercise of stock options).

7. Confirmations of Transactions and Account Statements. You must ensure that each broker, dealer or bank with which you maintain an account send to the Senior Compliance Administrator, as soon as practicable, copies of all confirmations of your Securities transactions and of all monthly, quarterly and annual account statements. See section A.2., “Applicability of the Policy – What Accounts are Covered,” above.

This requirement does not apply to Securities transactions involving shares of a Fund where EVD acts as your broker.

If you certify to the Compliance Assistance that the Senior Compliance Administrator has received all of your confirmations and account statements by the date your quarterly transaction report is due, and if those confirmations and statements contain all of the information required in your quarterly transaction report, you do not have to submit that report.

D. Rules Applicable to Access Persons Who Are Independent Fund Trustees

If you are an Access Persons who is an Independent Fund Trustee, you are subject to the following rules:

1. Prohibited Transactions. You are prohibited from purchasing or selling any security while you are in the possession of material, non-public information concerning the Security or its issuer. Please read Appendix 2 to the Code of Ethics, Eaton Vance Funds Policies and Procedures in Prevention of Insider Trading.

2. Reporting. As an Independent Fund Trustee you are generally exempt from the reporting requirements applicable to Access Persons (see section C.6.). However, if you knew or, in the ordinary course of fulfilling your official duties as a trustee, should have known that during the fifteen (15) day period immediately before or after your transaction in a Security, the Fund purchased or sold the Security, or the Fund or its investment adviser considered purchasing or selling the Security, you must file a quarterly transaction report with the Fund Chief Compliance Officer within thirty (30) calendar days after the end of such calendar quarter. The report must include the date of the transaction, the title, type, exchange ticker or CUSIP number (if applicable), the interest rate and maturity date (if applicable), and the number of shares and principal amount of each Security in the transaction, the nature of the transaction (whether a purchase, sale, or other type of acquisition or disposition, including a gift), the price of the Security at which the transaction was effected, and the name of the broker, dealer or bank with or through the transaction was effected. The report also must state the date on which you submit it to the Fund Chief Compliance Officer.

3. Holding Period: Eaton Vance Closed-End Funds. Pursuant to federal securities laws, trustees of closed-end Funds may not benefit from purchasing and selling, or selling and purchasing, shares of a closed-end Fund within six (6) months of each other. Trustees must file SEC Forms 4 regarding their transactions in shares of the closed-end Funds. If you are in this category, the Fund Chief Compliance Officer (or his designee) will notify you and assist you in filing these Forms. Therefore, you should expect to hold the closed-end Fund shares you purchase for at least six (6) months.

E. Rules Applicable to Reporting Persons13

In addition to the “Rules Applicable to All Employees” and “Rules Applicable to Access Persons” in sections B and C above, if you are a Reporting Person, you are required to submit a written notice to the Senior Compliance Administrator prior to establishing any new Securities account covered by the Policy or placing an order for the purchase or sale of any Security with any broker, dealer or bank. The notice must identify the broker, dealer or bank (which must be a Designated Broker) on such account. Please refer to the Procedures for reporting procedures and forms.

F. Additional Rules Applicable to Investment Professionals and Certain Other Persons14

If you are an Investment Professional, or a member of a portfolio management team in the case of section F.3 below, you may be subject to the following rules, in addition to the “Rules Applicable to Access Persons” in section C above. Before engaging in any personal Securities transactions, please review those rules, which include pre-clearance and reporting requirements, as well as restricted transactions.

The following rules relate to the requirement that transactions for Clients whose portfolios you manage, or for whom you make recommendations, take precedence over your personal Securities transactions, and therefore Clients must be given the

13 Reminder: Your reports also relate to members of your Immediate Family and the accounts referred to under section A, “Applicability of the Policy,” above. Please review the definition of Securities in the “Definitions” section above.

14 Reminder: When this Policy refers to “you” or your transactions, it includes your Immediate Family and accounts in which you or they have a direct or indirect Beneficial Interest. See section A, “Applicability of the Policy,” above and check the definition of “Securities” and of other capitalized terms in the “Definitions” section above.

opportunity to trade before you do so for yourself. In addition, it is imperative to avoid conflicts, or the appearance of conflicts, with Clients’ interests. While the following Securities transactions are subject to pre-clearance procedures, you are responsible for avoiding all prohibited transactions described below, and you may not rely upon the pre-clearance procedures to prevent you from violating these rules.

1. Prohibited Transactions: All Investment Professionals. You may not cause or recommend a Client to take action for your personal benefit. Thus, for example, you may not trade in or recommend a security for a Client in order to support or enhance the price of a security in your personal account, or “front run” a Client.

2. Prohibited Transactions: EV UITs. If you are an Investment Professional who is responsible for identifying the securities that will comprise the investment portfolio for an EV UIT, you must promptly disclose to the Investment Compliance Officer if you have purchased any Security that is included in the Final Investment Portfolio for that EV UIT within the seven (7) calendar days preceding the Dissemination Date of that Final Investment Portfolio. Depending upon the circumstances, there may be no impact on your prior purchase, or you may be required to sell that Security before it is purchased for the EV UIT, or you may have to pay to the EV UIT’s account the difference between your and the EV UIT’s purchase price for the Security, if your price was lower.

3. Prohibited Transactions: Portfolio Managers, Members of Portfolio Management Teams, Investment Counselors, et al. For each of the prohibited transactions listed below in this section F.3, you are deemed to “manage” and/or be part of the “portfolio management team” for each Client account (other than any EV UIT) for which (i) you are a named portfolio manager or investment counselor or (ii) you have regular access to nonpublic information regarding the actual purchase or sale of Securities for the account prior to the placement of an order to purchase or sell such Securities with the relevant trading personnel for execution. You are deemed to have such regular access to nonpublic information regarding the actual purchase or sale of Securities for a Client account if you have the authority to: (x) complete trade tickets (or other documentation) required in order to place an order to purchase or sell Securities for the account with the relevant trading personnel for execution; (y) place such an order for the account with the relevant trading personnel for execution; or (z) review such trade tickets (or other documentation) prior to submission to the relevant trading personnel for execution, in each case whether in hard copy or by electronic means.15

a. Personal Trades in Same Direction as Client. If you are a portfolio manager, an investment counselor or a member of a portfolio management team, you may not purchase any Security for your personal account until one (1) calendar day after you

15 The prohibited transactions in this section F.3 do not apply to: (1) persons with access to nonpublic information regarding only potential purchases or sales of Securities in Client accounts, such as in connection with additions, deletions or rating changes of securities through the Analyst Select Portfolio, Counselors Focus Portfolio or on Code Red (see section C.4 for the prohibitions that relate to such persons and such situations); or (2) persons in Eaton Vance Investment Counsel who have the type of authority identified in clause (x), (y) or (z) of this section F.3 solely to facilitate client service in the event of the absence from the office of the primary investment counselor(s) or other Eaton Vance Investment Counsel employee with primary responsibility for the account.

have purchased that Security for any Client account that you manage. You may not sell any Security for your personal account until one (1) calendar day after you have sold that Security for any Client account that you manage.

b. Personal Trades in Opposite Direction as Client: Seven-Day Blackout. If you are a portfolio manager, an investment counselor or a member of a portfolio management team, you may not sell any Security for your personal account until the eighth (8th) calendar day after you have purchased that Security for any Client account that you manage. You may not purchase any Security for your personal account until the eighth (8th) calendar day after you have sold that Security for any Client account that you manage.

c. Trading Before a Client.

(i) If you are a portfolio manager or an investment counselor, before you place an order to purchase a Security for a Client account that you manage, you must disclose to the Investment Compliance Officer if you have purchased that Security for your personal account within the preceding seven (7) calendar days. Depending upon the circumstances, there may be no impact on your prior purchase, or you may be required to sell that Security before it is purchased for the Client, or you may have to pay to the Client’s account the difference between your and the Client’s purchase price for the Security, if your price was lower.

(ii) If you are a portfolio manager or an investment counselor, before you place an order to sell a Security for a Client account that you manage, you must disclose to the Investment Compliance Officer if you have sold that Security for your personal account within the preceding seven (7) calendar days. Depending upon the circumstances, you may or may not be required to pay to the Client’s account the difference between your and the Client’s sales price for the Security, if your price was higher.

(iii) As a member of a portfolio management team, if you enter into a Security transaction for your personal account of a type described in section F.3.c(i) or (ii) you must disclose such transactions to the Investment Compliance Officer (to the extent you have actual knowledge of the transaction for the Client account). Depending upon the circumstances, you may or may not be subject to the relevant requirements described in such sections.

d. General Prohibition. Because your responsibility is to put your Client’s interests ahead of your own, if you are a portfolio manager, an investment counselor or a member of a portfolio management team you may not delay taking appropriate action for a Client account that you manage in order to avoid potential adverse consequences in your personal account.

4. Prohibited Transactions: Investment Analysts. If you are an investment analyst, before you purchase or sell a Security, Clients must be afforded the opportunity to act upon your recommendations regarding such Security. You may not purchase or sell any Security for which you have coverage responsibility unless either (i) you have first broadly communicated throughout the relevant investment group your research conclusion regarding that Security (through an Analyst Select Portfolio recommendation or Security rating, including ratings communicated through Code Red or other research system) and afforded suitable Clients sufficient time to act upon your recommendation (as set forth in 4(a) and 4(b) below), or (ii) you have first determined, with the prior concurrence of the Investment Compliance Officer, that investment in that Security is not suitable for any Client. If your research conclusions are not communicated through an Analyst Select Portfolio recommendation or Security rating, before you purchase or sell a Security for which you have coverage responsibility, you must first obtain the approval of the Investment Compliance Officer.

a. Personal Trades Consistent with New or Changed Recommendations or Ratings. If you are an investment analyst, you may not purchase or sell any Security for which you have coverage responsibility until the third (3rd) business day after you have broadly communicated a new or changed recommendation or rating for such Security to the Investment Professionals in the relevant department, and then only if your transaction is consistent with your recommendation or rating.

b. Personal Trades Inconsistent with New or Changed Recommendations or Ratings. If you are an investment analyst, you may not purchase or sell any Security for which you have coverage responsibility until the tenth (10th ) calendar day after you have broadly communicated your new or changed recommendation or rating for such Security to the Investment Professionals in the relevant department, if your transaction is inconsistent with your recommendation or rating. You must pre-clear any such transaction and disclose to the Investment Compliance Officer the reasons you desire to make a trade inconsistent with your recommendation or rating.

c. Trading before Communicating a Recommendation or Rating. If you are an investment analyst who is in the process of making a new or changed recommendation or rating for a Security for which you have coverage responsibility, but you have not yet broadly communicated your research conclusions and recommendations or ratings for such Security to the Investment Professionals in the relevant department, you are prohibited from trading in that Security.

5. Required Disclosures: Investment Analysts. If you are an investment analyst, before you make a recommendation that a Security be purchased, sold or held by a Client, you must disclose to the Investment Compliance Officer and to any Investment Professionals to whom you make the recommendation any direct or indirect Beneficial Interest you may have in that Security.

GENERAL PROVISIONS

1. Maintenance of List of Access Persons and Investment Professionals: Notification. The Senior Compliance Administrator shall maintain a list of all Access Persons and Investment Professionals, shall notify each of his or her status, and shall ensure that each has received a copy of the Code of Ethics.

2. Review of Securities Reports. The Chief Compliance Officer shall ensure that all Initial and Annual Reports of Securities Holdings and Quarterly Transaction Reports, together with all Securities Transaction Confirmations and Account Statements received by the Senior Compliance Administrator, will be reviewed in accordance with the attached Procedures.

3. Certifications by Employees. Each employee of an Eaton Vance Entity must certify at the time of hire and annually thereafter (within the timeframes established from time to time by the legal department) that he or she has read and understood the Code of Ethics and has complied and will comply with its provisions. In addition upon any revision to this Code of Ethics, each employee of an Eaton Vance Entity must certify that he or she has read the Code, as revised, and understands and will comply with its provisions.

4. Fund Board Approval. The Board of Trustees of each Fund, including a majority of the Independent Fund Trustees, has approved this Code of Ethics and must approve any material change hereto within six months after such change is adopted. EVD has approved the Code of Ethics on behalf of the EV UITs and must approve any material change hereto within six months after such change is adopted.

5. Annual Report to Fund Board. At least annually (i) each of EVM, BMR and EVD shall submit to the Board of Trustees of each Fund and (ii) EVM shall submit to each Sub-advised Fund for consideration a written report that (a) describes any issues arising under the Code of Ethics or the Procedures since the last report the Board, including information about material violations of the Code of Ethics or the Procedures and the sanctions imposed in response to material violations, and (b) certifies that each such Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

6. Recordkeeping Requirements. On behalf of each Company, EVC shall maintain the following records at its principal place of business in an easily accessible place and make these records available to the Securities and Exchange Commission (“SEC”) or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination:

(1)	copies of the Code of Ethics currently in effect and in effect at any time within the past five (5) fiscal years;
(2)	a record of any violation of the Code of Ethics and of any action taken as a result of the violation, to be maintained for at least five (5) years after the end of the fiscal year in which the violation occurred;
(3)

copies of each report referred to in sections C or D of the Policy on Personal Securities Transactions (“Policy”), Part II above, to be maintained for at least five (5) years after the end of the fiscal year in which the report is made or information provided (notwithstanding the foregoing, any confirmation relating to a Securities transaction subsequently reported in a monthly, quarterly or annual account statement may be disposed of following the receipt of such account statement);
(4)	a record of any approval to acquire a Security in an Initial Public Offering, with the reasons supporting the approval, for at least 5 years after the end of the fiscal year in which the approval is granted;
(5)	a record of any approval to acquire a Security in a Limited Offering, with the reasons supporting the approval, for at least 5 years after the end of the fiscal year in which the approval is granted;
(6)	a record of all persons, currently or within the past five (5) fiscal years, who are or were required to make reports referred to in section D of the Policy and who are or were responsible for reviewing such reports;
(7)	copies of each certification referred to in paragraph 3 of these General Provisions made by a person who currently is, or in the past five (5) years was, subject to this Code of Ethics, to be maintained for at least five (5) years after the fiscal year in which the certification made; and
(8)	a copy of each Annual Report to a Fund Board referred to in paragraph 5 of these General Provisions, to be maintained for at least five (5) years after the end of the fiscal year in which it was made.

7. Confidentiality. All reports and other documents and information supplied by any employee of a Company or Access Person in accordance with the requirements of this Code of Ethics shall be treated as confidential, but are subject to review as provided herein and in the Procedures, by senior management of EVC, by representatives of the SEC, or otherwise as required by law, regulation, or court order.

8. Interpretations. If you have any questions regarding the meaning or interpretation of the provisions of this Code of Ethics, please consult with the Compliance Attorney.

9. Violations and Sanctions. Any employee of a Company who violates any provision of this Code of Ethics shall be subject to sanction, including but not limited to censure, a ban on personal Securities trading, disgorgement of any profit or taking of any loss, fines, and suspension or termination of employment. Each sanction shall be recommended by the Compliance Officer in consultation with the Chief Compliance Officer and approved by the Chief Legal Officer or Management Committee of EVC. In the event the Chief Compliance Officer violates any provisions of this Code of Ethics, the Chief Legal Officer shall recommend the sanction to be imposed for approval by the Management Committee of EVC.

If the Chief Compliance Officer believes that any Fund trustee who is not an employee of a Company has violated any provision of the Policy, he or she shall so advise the trustees of the Fund, providing full particulars. The Fund trustees, in consultation with counsel to the Fund and/or counsel to the Independent Fund Trustees, shall determine whether a material violation has occurred and may impose such sanctions as they deem appropriate.

In adopting and approving this Code of Ethics, the Company and the Fund Boards of Trustees do not intend that a violation of this Code of Ethics necessarily is or should be considered to be a violation of Rule 17j-1 under the Investment Company Act or Rule 204A-1 of the Investment Advisers Act.